MAYTAG CORPORATION

                                  Exhibit 10(b)

                         Executive Severance Agreements.


The following executives are covered under this severance agreement:

                                   Len Hadley
                                   Lloyd Ward
                                 Jerry Pribanic
                                   Ed Graham
                                   John Dupuy
                                  Jon Nicholas
                                   Dave Urbani
                                    Bill Beer
                                 Larry Blanford
                                   Ron Caldwell
                                    Kent Baker
                                  Keith Minton
                                   Bob Downing
                                    Carl Moe
                                   Glenn Kelsey

                             Change of Control Agreement

     THIS AGREEMENT is made this _____________ day of _____________, 1998 (the
"Effective Date"), by and between Maytag Corporation, a Delaware corporation (the "Company"), and ---------- (the "Executive"), and shall continue in effect for three full calendar years (through the year 2001 (the Initial Term ).

     The Initial Term of this agreement automatically shall be extended for one additional year on the first anniversary of the Effective Date, and then again on each anniversary thereafter (each such one-year period following the Initial Term a "Successive Period").

     In the event that a "Change of Control" of the Company occurs (as such term is hereinafter defined) during the Initial Term or any Successive Period, upon the effective date of such Change of Control, the term of this agreement shall automatically and irrevocably be renewed for a period of thirty-six (36) full calendar months from the effective date of such Change of Control. This agreement shall thereafter automatically terminate following the thirty-six (36) month Change-of-Control renewal period. Further, this agreement shall be assigned to, and shall be assumed by the purchaser in such Change of Control, as further provided herein in paragraph D5 of the section titled "Agreements."

                                    RECITALS

     A. The Board of Directors of the Company has approved the Company entering into severance agreements with such executives of the Company and its subsidiaries as is determined by the Chairman and Chief Executive Officer.

     B. Should the Company receive or learn of any proposal by a third person about a possible business combination with the Company or the acquisition of its equity securities, the Board considers it imperative that the Company be able to rely upon the Executive to continue in his or her position. This to the end that the Company be able to receive and rely upon the Executive's advice concerning the best interests of the Company and its stockholders, without concern that person might be distracted by the personal uncertainties and risks created by such a proposal.

     C. Should the Company receive any such proposals, in addition to the Executive's regular duties, he or she may be called upon to assist in the assessment of such proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate.

                                    AGREEMENT

     NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of that person's advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree that the Executive Severance Agreement described above be amended and restated in its entirety as follows:

     A. Should a third person, in order to effect a change of control (as defined), begin a tender or exchange offer, circulate a proxy to stockholders or take other steps, the Executive agrees that he or she will not voluntarily leave the employ of the Company, and will render the services contemplated in the recitals to this agreement, until the third person has abandoned or terminated his efforts to effect a change of control or until a change of control has occurred.

     B. Should the Executive's employment with the Company or its subsidiaries terminate for any reason (either voluntary or involuntary), other than because of death, disability, Cause, or Normal Retirement within three (3) years after a change of control of the Company, or in the event a successor company refuses to accept its obligations under this agreement as required by paragraph D5 herein, the following will be provided:

     1. Lump Sum Cash Payment. On or before the Executive's last day of employment with the Company or its subsidiaries, or as soon thereafter as possible, the Company will pay to the Executive as compensation for services rendered, a lump sum cash amount (subject to the usual withholding taxes) equal to (A) three times the sum of (1) the Executive's annual salary at the rate in effect immediately prior to the change of control and (2) the then-current maximum cash bonus opportunity established under the annual incentive plan for the bonus plan year in which termination occurs (but in no event shall such maximum cash bonus be less than that in effect for the period immediately prior to the change of control) plus (B) an amount equal to the compensation (at the Executive's rate of pay in effect immediately prior to the change of control) payable for any period for which the Executive could have, immediately prior to the date of his termination of employment, been on vacation and received such compensation, for unused and accrued vacation benefits determined under the Company's vacation pay plan or program covering the Executive immediately prior to the change of control.

     2. Salaried and Supplemental Executive Retirement Plans. The Executive shall be paid a monthly retirement benefit, in addition to any benefits received under the Salaried Retirement Plans maintained by the Company or its subsidiaries, including The Maytag Corporation Salaried Retirement Plan and any Supplemental Executive Retirement Plan, such benefit to commence on the first to occur of (a) the commencement of payment of benefits under the Maytag Corporation Salaried Retirement Plan or (b) attainment of age 65, but not prior to three (3) years following the date of termination of employment or age 65, whichever first occurs, such benefit to be an amount equal to the excess of (i) the aggregate benefits under such Salaried Retirement Plans to which the Executive would be entitled if he or she remained employed by the Company or its subsidiaries, for an additional period of three (3) years, at the rate of annual compensation specified herein; over (ii) the benefits to which the Executive is actually entitled under such Salaried Retirement Plans.


     The source of payment of these benefits shall be the general assets of the Company unless the payment of such amounts is otherwise permissible from the corresponding qualified plan trust without violating any governmental regulations or statutes.

     3. Life, Dental, Vision, Health and Long-Term Disability Coverage. The Executive's participation in, and entitlement to, benefits under: (i) the life insurance plan of the Company; (ii) all the health insurance plan or plans of the Company or its subsidiaries, including but not limited to those providing major medical and hospitalization benefits, dental benefits and vision benefits; and (iii) the Company's long-term disability plan or plans; as all such plans existed immediately prior to the change of control shall continue as though he or she remained employed by the Corporation or its subsidiaries for an additional period of three (3) years. The applicable COBRA health insurance benefit continuation period shall begin at the end of this three (3) year period. To the extent such participation or entitlement is not possible for any reason whatsoever, equivalent benefits shall be provided.

     The providing of these benefits by the Company shall be discontinued prior to the end of the three (3) year continuation period in the event that the Executive becomes covered under the insurance programs of a subsequent employer and, with respect to all health insurance plans, provided that such subsequent employer's health insurance plans do not contain any exclusion or limitation with respect to any preexisting condition of the Executive or the Executive's eligible dependents. For purposes of enforcing this offset provision, the Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. The Executive shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

     4. Participation in Employee Benefit Plans. Unless otherwise provided, the Executive's participation in any other savings, capital accumulation, retirement, incentive compensation, profit sharing, stock option, and/or stock appreciation rights plans of the Company or any of its subsidiaries shall continue only through the last day of his or her employment. Any terminating distributions and/or vested rights under such plans shall be governed by the terms of those respective plans. Furthermore, the Executive's participation in any insurance plans of the Company and rights to any other fringe benefits shall, except as otherwise specifically provided in such plans or Company policy, terminate as of the close of the Executive's last day of employment, except to the extent specifically provided to the contrary in this agreement.

     5. Incentive Plans. In addition to the payments required by paragraph 1 of this Section, the Company shall pay to the Executive as compensation for services rendered cash in an amount equal to the then-current maximum cash bonus opportunity established under the annual incentive plan for the bonus plan year in which termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such bonus plan year (but in no event shall such maximum cash bonus be less than that in effect for the period immediately prior to the change of control). In the case of long-term stock incentive awards represented by restricted shares of stock of the Company, made to Executive under the Maytag Corporation Employee Stock Incentive Plan (any prior plan, or successor plan) in lieu of stock under such stock incentive awards the Executive shall receive a cash payment equal to the aggregate value of the maximum number of shares for which the Executive holds outstanding awards, with share value determined at the closing price as of the date of the change of control. Any payment due pursuant to this paragraph 5 shall be paid at the same time as the amounts payable pursuant to paragraph 1 of this Section.

     6. Excise Tax-Additional Payment. (a) Notwithstanding anything in this agreement or any written or unwritten policy of the Company or its subsidiaries to the contrary, (i) if it shall be determined that any payment or distribution by the Company or its subsidiaries to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this agreement, any other agreement between the Company or its subsidiaries and the Executive or otherwise (a "Payment"), would be subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), or (ii) if the Executive shall otherwise become obligated to pay the Excise Tax in respect of a Payment, then the Company shall pay to the Executive an additional payment in an amount to cover the full cost of any Excise Tax and the Executive's state and federal income and employment taxes on this additional payment (cumulatively, the "Gross-Up Payment").

     (b) All determinations and computations required to be made under this section B6, including whether a Gross-Up Payment is required under clause (ii) of paragraph B6(a) above, and the amount of any Gross-Up Payment, shall be made by the Company's regularly engaged independent certified public accountants (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations both to the Company and the Executive within 15 business days after such determination or computation is requested by the Executive. Any initial Gross-Up Payment determined pursuant to this paragraph B6 shall be paid by the Company or the subsidiary to the Executive within 5 days of the receipt of the Accounting Firm's determination. A determination that no Excise Tax is payable by the Executive shall not be valid or binding unless accompanied by a written opinion of the Accounting Firm to the Executive that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company, its subsidiaries and the Executive, except to the extent the Executive becomes obligated to pay an Excise Tax in respect of a Payment. In the event that the Company or the subsidiary exhausts or waives its remedies pursuant to subparagraph B6(c) and the Executive thereafter shall become obligated to make a payment of any Excise Tax, and if the amount thereof shall exceed the amount, if any, of any Excise Tax computed by the Accounting Firm pursuant to this subparagraph (b) in respect to which an initial Gross-Up Payment was made to the Executive, the Accounting Firm shall within 15 days after Notice thereof determine the amount of such excess Excise Tax and the amount of the additional Gross-Up Payment to the Executive. All expenses and fees of the Accounting Firm incurred by reason of this paragraph B6 shall be paid by the Company.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:



           (i) give the Company any information reasonably requested relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (iii) cooperate with the Company in good faith in order effectively to contest such claim,

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph B6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company or the subsidiary shall determine; provided, however, that if the Company or the subsidiary directs the Executive to pay such claim and sue for a refund, the Company or the subsidiary shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statue of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, control of the contest by the Company or the subsidiary shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to subparagraph B6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to compliance with the requirements of paragraph B6 by the Company or the subsidiary) promptly pay to the Company or the subsidiary the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company or the subsidiary pursuant to subparagraph B6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall off-set, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     C.   Definitions.

     1. "Cause." For purposes of this agreement, Cause shall be determined by the Board of Directors, in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:

     (a) A demonstrably willful and deliberate act or failure to act by the Executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes actual material financial injury to the Company and which act or inaction is not remedied within fifteen (15) business days of written notice from the Company; or

     (b) The Executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company.

     2. Change of Control. For purposes of this agreement, "change of control" shall mean:

     (a) The acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the
 Outstanding Company Common Stock ) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) below; or

     (b) Individuals who, as of the date hereof, constitute the Board (the Incumbent Board ) cease for any reason to constitute at least a majority of the
Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of a least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     3. Normal Retirement. For purposes of this agreement, "Normal Retirement" shall have the same meaning as provided in the Maytag Corporation Salaried Retirement Plan; provided, however, that "Normal Retirement" shall not include terminations of the Executive by the Company without Cause.

     4. Subsidiary. For purposes of this agreement, a "Subsidiary" shall mean any domestic or foreign corporation at least 20% of whose shares normally entitled to vote in electing directors is owned directly or indirectly by the Company or by other subsidiaries.

     D.   General Provisions.

     1. No Guaranty of Employment. Nothing in this agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and the rights of the Company to terminate the employment of the Executive shall continue as fully as if this agreement were not in effect, provided that any such termination of employment within three (3) years following a change of control shall entitle the Executive to the benefits herein provided.

     2. Confidentiality. The Executive shall retain in confidence any confidential information known to him concerning the Company and its business so long as such information is not publicly disclosed.

     3. Payment Obligation Absolute. The Company's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against him, her or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand.

Each and every payment made hereunder by the Company shall be final and the Company shall not seek to recover all or any part of such payment from the Executive or from whoever may be entitled thereto, for any reason whatsoever.



     In the event that the cash payment due the Executive under Paragraph B1 or B5 herein is not paid to the Executive within thirty (30) calendar days of the Executive's employment termination, such amount due shall accrue interest (compounded monthly) beginning on the date of employment termination at a rate equal to the prevailing Prime Rate as determined by Harris Bank of Chicago, or the Company's then-current primary banking institution. Further, to the extent this additional amount would be subject to the Excise Tax, the Company shall pay to the Executive a Gross-Up Payment, as such terms are described in Paragraph B6 herein.

     4.   Dispute Resolution.

     (a) The Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses which are incurred in good faith by the Executive as a result of the Company's refusal to provide the benefits to which the Executive becomes entitled under this agreement, or as a result of the Company's (or any third party's) contesting the validity, enforceability, or interpretation of the agreement, or as a result of any conflict between the parties pertaining to this agreement.

     (b) The Executive shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this agreement settled by arbitration, conducted before a panel of three
(3) arbitrators sitting in a location selected by the Executive within fifty
(50) miles from the location of his or her job with the Company, in accordance with the rules of the American Arbitration Association then in effect. The Executive's election to arbitrate, as herein provided, and the decision of the arbitrators in that proceeding, shall be binding on the Company and the Executive.

     Judgment may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

     5. Successors. This agreement shall be binding upon and inure to the benefit of the Executive and his or her estate, and the Company and any successor of the Company, but neither this agreement nor any rights arising hereunder may be assigned or pledged by the Executive.

     6. Severability. Any provision in this agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     7. Entire Agreement. With respect to the subject matter hereof, this agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and contains the entire understanding of the Company and the Executive.


     8. Controlling Law. This agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware.




     IN WITNESS WHEREOF, the parties have executed this agreement on the date set out above.
                         MAYTAG CORPORATION


                         By_____________________
                           Chairman & CEO
                           Leonard A. Hadley